Exhibit 99(a)

OneBeacon 401(k) Savings

and Employee Stock Ownership Plan

Financial Statements and Supplemental Schedule to

Accompany 2008 Form 5500

Annual Report of Employee Benefit Plan

Under ERISA of 1974

For the Years Ended December 31, 2008 and 2007

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Index of Financial Statements and Supplemental Schedule

Page(s)

Report of Independent Registered Public Accounting Firm	2

Statements of Net Assets Available for Benefits As of December 31, 2008 and 2007	3

Statements of Changes in Net Assets Available for Benefits For the years ended December 31, 2008 and 2007	4

Notes to Financial Statements	5-16

Supplemental Schedule *:

Schedule of Assets (Held at End of Year) December 31, 2008

17-22

*      Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the “Plan”) at December 31, 2008 and 2007, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule of assets (held at year end) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 26, 2009

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Statements of Net Assets Available for Benefits

As of December 31, 2008 and 2007

	2008	2007
Assets
Investments:
Investments at fair value (Notes B, C, D, E)	$400,754,094	$559,357,970
Loans to participants at fair value (Note A)	4,953,206	5,158,853
Total Investments	405,707,300	564,516,823

Receivables:
Interest and dividends receivable	945,056	976,204
Receivable for securities sold	474,209	424,413
Employer contributions – ESOP (Note A)	11,808,525	14,433,378
Employer contributions – 401(k) (Note A)	—	120,753
Participant contributions – 401(k) (Note A)	—	423,176
Total Receivables	13,227,790	16,377,924

Total Assets	418,935,090	580,894,747

Liabilities
Payable for securities purchased	1,464,496	602,401
Accrued administrative and custody expenses (Note A)	84,859	431,720
Other liabilities (Note A)	129,581	—
Total Liabilities	1,678,936	1,034,121

Net assets reflecting all investments at fair value	417,256,154	579,860,626
Adjustment from fair value to contract value for fully benefit-responsive investment contracts (Note B)	7,117	315,260

Net Assets Available for Benefits	$417,263,271	$580,175,886

The accompanying notes are an integral part of these financial statements.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Statements of Changes in Net Assets Available for Benefits

For the years ended December 31, 2008 and 2007

	2008	2007
Additions
Investment income (loss):
Interest and dividend income (Note B)	$19,155,812	$24,542,986
Interest income, participant loans (Notes A, B)	399,375	404,404
Net (depreciation) appreciation in fair value of investments (Notes B, C)	(166,579,734)	6,062,147
Net investment (loss) income	(147,024,547)	31,009,537

Contributions:
Employer – ESOP (Note A)	11,808,525	14,433,378
Employer – 401(k) (Note A)	4,865,528	4,299,660
Participant – 401(k) (Note A)	17,374,876	19,338,645
	34,048,929	38,071,683

Transfers in – rollovers and other elective transfers	2,953,186	6,484,607
Total (deductions) additions	(110,022,432)	75,565,827

Deductions
Benefits paid to participants	52,439,875	46,228,819
Administrative and custody expenses (Note A)	450,308	694,337
Total deductions	52,890,183	46,923,156

Net (decrease) increase prior to merger from affiliated plan	(162,912,615)	28,642,671

Transfer from OneBeacon Insurance Company Employee Stock Ownership Plan (Note A)	—	47,866,549

Net (decrease) increase	(162,912,615)	76,509,220

Net Assets Available for Benefits:
Beginning of year	580,175,886	503,666,666
End of year	$417,263,271	$580,175,886

The accompanying notes are an integral part of these financial statements.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

A.           Description of the Plan

The following description of the OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the “Plan”), as further described below, provides only general information. Participants should refer to the Plan document and related amendments for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering substantially all employees of OneBeacon Insurance Company (the “Company”), a subsidiary of OneBeacon Insurance Group, Ltd. (“OneBeacon”). The following entities are also participating employers of the Plan: OneBeacon Professional Partners, Inc., A.W.G. Dewar, Inc. and Guilford Holdings, Inc.

Effective January 1, 2007, White Mountains Insurance Group, Ltd. (“White Mountains”), White Mountains Capital, Inc., White Mountains Financial Services LLC, and Galileo Weather Risk Management Advisors LLC were added as participating employers in the Plan.  Effective November 24, 2007, White Mountains, Inc. was also added as a participating employer in the Plan.

Effective January 1, 2007, the following changes were made to the Plan: the 60 day service requirement for Plan eligibility was removed and employees are now immediately eligible upon hire. Employees who become automatically enrolled now have an automatic 1 percent increase to their pre-tax contribution rate each April, and the default fund for automatic enrollment is the age appropriate Vanguard Target Retirement Fund. A Roth 401(k) feature was also added as a contribution option. A participant whose employment is transferred from the Company to an affiliated employer may elect to transfer his/her account to another qualified retirement plan of the affiliated employer, provided that the plan of the affiliated employer accepts such a transfer. Such a transfer shall be known as an “elective transfer.”

Effective April 27, 2007, the Plan was amended to recognize service for employees who were employed by National Marine Underwriters and were hired by the Company on October 30, 2006.

Effective April 27, 2007, the Company merged the OneBeacon Insurance Company Employee Stock Ownership Plan (the “ESOP Plan”) into the OneBeacon 401(k) Savings Plan (the “401(k) Plan”). Upon the merger, the net assets available for benefits within the ESOP Plan of $47,866,549 were transferred into the 401(k) Plan, and the 401(k) Plan was renamed the OneBeacon 401(k) Savings and Employee Stock Ownership Plan.  Investment options and plan features in the Plan remain the same as in the two individually operated plans prior to the merger.

Effective July 7, 2008, the Plan was amended to recognize service for employees who were employed by Entertainment Brokers International Insurance Services who were hired by the Company on July 7, 2008.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Effective July 29, 2008, employees who become automatically enrolled are done so at a 3 percent contribution rate. Previously, the rate was 2 percent.

On September 24, 2008, employees contributing between 1 and 5 percent to the Plan had the automatic 1 percent increase to their pre-tax contribution rate each April feature added to their account.

The Plan in its respective 401(k) and employee stock ownership (“ESOP”) components is designed to comply with Sections 401(a), 501(a) and 4975(e)(7) and the regulations thereunder of the Internal Revenue Code of 1986 (the “IRC”) and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The trustee and record keeper is Vanguard Fiduciary Trust Company (“Vanguard,” “Trustee,” and “Record Keeper”).

Eligibility

Employees of the Company or a participating employer are eligible to participate in the Plan on date of hire.  Eligible employees who have not enrolled after 60 days are automatically enrolled in the 401(k) component of the Plan at a 3 percent employee contribution rate, as described above, unless waived by the employee.  In order to receive an allocation of contributions to the ESOP component, as described below, a participant must be an eligible employee on the last business day of the Plan year, typically December 31st of each year. All participants who are not participants in a Long-Term Incentive Plan, an incentive compensation program for certain senior level employees, are also eligible to receive an allocation of any additional (variable) employer contribution.

Contributions

Participants may contribute up to 40 percent of annual compensation, as defined by the Plan document, on a pre-tax, after-tax and/or Roth basis into the 401(k) component of the Plan.  Participants may direct their contributions into various investment options offered by the Plan. The Company contributes 50 percent of the first 6 percent of base compensation that a participant contributes to the Plan. This matching contribution is invested to mirror the employee contributions. Eligible participants who attain age 50 before the end of the Plan year may make catch up contributions to the Plan. Contributions are subject to Internal Revenue Service (“IRS”) limitations.

For the ESOP contribution, the Company contributes to the Plan, subject to the discretion of the Board of Directors (the “Board”), an amount equal to 3 percent of compensation, as defined in the Plan document, to eligible participants. The contribution may be in the form of cash, OneBeacon common shares, or White Mountains common shares, depending on employer.  The Company, subject to the discretion of the Board, may also make an additional variable contribution of up to 6 percent based on OneBeacon’s performance during the respective Plan period. For the years ended December 31, 2008 and 2007, the Company’s variable contribution was 4 percent and 6 percent, respectively, with the contribution allocated to the OneBeacon Company Stock Fund (the “OB Fund”). For the years ended December 31, 2008 and 2007, the White Mountains variable contribution was 3 percent and 4.5 percent, respectively, with the contribution allocated to the White Mountains ESOP Fund (the “WTM Fund”).  Contributions are subject to certain limitations, as defined in the Plan document.  Prior to the initial public offering (the “IPO”) of OneBeacon, contributions were

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

invested in White Mountains common shares.  At the time of the IPO, OneBeacon was a wholly-owned subsidiary of White Mountains.  White Mountains is currently the majority shareholder of OneBeacon.

Voting Rights

Participants are entitled to direct the Plan’s Trustee as to how to vote OneBeacon or White Mountains common shares attributable to investment fund units held on any matter submitted to the shareholders of OneBeacon or White Mountains for a vote.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Company’s contribution (b) Plan earnings, net of an allocation of investment fees and (c) applicable loan fees. Allocations are based on participant earnings or account balances, as defined. The Plan may also debit an allocation for administrative expenses, if any. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants are vested immediately in their contributions plus actual earnings thereon. Vesting in the Company’s contribution portion of their accounts is based on years of continuous service. A participant is 100 percent vested after three years of credited service.  Effective for plan years prior to 2007, under the ESOP Plan only, service from the ESOP Plan inception (January 1, 2003) was recognized for vesting purposes. Effective April 27, 2007, all service is recognized for vesting including service prior to January 1, 2003.

Put Option

Upon distribution, if a participant elects to receive his or her ESOP component account balance in the form of OneBeacon or White Mountains common shares and trading of OneBeacon or White Mountains common shares has been suspended, participants have the right to sell their shares of OneBeacon or White Mountains common shares to the Company at fair market value, as defined in the Plan document. This right expires 15 months after the date of distribution. The Company did not repurchase any shares from plan participants during the 2008 and 2007 plan years.

Diversification

In order to minimize the investment risk from holding a large amount of stock in a single issuer, the Plan allows participants to diversify their OB Fund or WTM Fund investment. A participant may transfer his or her vested OB Fund or WTM Fund account balance into any of the investment options maintained within the Plan.

Forfeitures

Forfeitures are used to reduce Company contributions. The balances as of December 31, 2008 and 2007, in the forfeiture account were $297,988 and $690,801, respectively. During 2008 and 2007, $1,537,981 and $1,392,527, respectively, of forfeited funds were used to offset employer contributions.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Participant Loans

Participants may borrow from their fund accounts a minimum of $500 up to a maximum of $50,000 or 50 percent of their vested account balance, whichever is less. The loans are secured by the balance in the participant’s account and bear interest at the prime rate plus 1 percent as of the beginning of the month in which the loan was made. As of December 31, 2008 and 2007, the prime rate was 3.25% and 7.25%, respectively.  As of December 31, 2008 and 2007, the range of interest rates on loans outstanding was 4.00% to 11.70%.

Payment of Benefits

Following termination of service, a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or annual installments over time.

Expenses

The Company paid the majority of administrative expenses, including all audit and investment management fees, except for certain administrative and custody fees paid by the Plan to Vanguard and The Bank of New York Mellon (“Mellon”), the custodian of some of the assets of the Plan. Fees paid to Vanguard and Mellon totaled $450,308 and $694,337 for the years ended December 31, 2008 and 2007, respectively.

Plan Termination

While the Company has not expressed any intent to discontinue its contributions or terminate the Plan, it is free to do so at any time.  In the event the Plan is terminated, the Plan provides that each participant’s balance, inclusive of Company contributions, becomes immediately 100 percent vested and shall be distributed to the participants.

Employer and Participant Contributions Receivable

Employer contributions receivable at December 31, 2008 and 2007 of $11,808,525 (for the ESOP component) and $14,554,131 ($14,433,378 for the ESOP component and $120,753 for the 401(k) component), respectively, consist of Company contributions that pertain to the current plan year and were contributed in the subsequent year.  Participant contributions receivable at December 31, 2007 of $423,176 consist of participant contributions that pertain to the current plan year and were contributed in the subsequent year.

Accrued Administrative and Custody Expenses

Accrued administrative and custody expenses at December 31, 2008 and 2007 of $84,859 and $431,720, respectively, represent Trustee and custodian expenses incurred by the Plan due to be paid at year-end.

Other Liabilities

Other liabilities at December 31, 2008 of $129,581 consist of contributions for the 401(k) component ($97,394 from participants and $32,187 from employer) that were contributed in the current plan year but pertain to the subsequent year.

Investment Options

During the plan years ended December 31, 2008 and 2007, participants were able to allocate all contributions, except unvested ESOP component contributions, among various registered

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

investment company options, two company stock funds and four specific Plan-sponsored funds comprised of stocks, bonds, government securities and guaranteed investment contracts (“GICs”) as follows:

Baron Asset Fund
OneBeacon Equity Fund
OneBeacon Fixed Income Fund
OneBeacon Fully Managed Fund
OneBeacon Stable Value Fund
OneBeacon Company Stock Fund
Vanguard 500 Index Fund Investor Shares
Vanguard High-Yield Corporate Fund Investor Shares
Vanguard International Growth Fund Investor Shares
Vanguard International Value Fund
Vanguard Long-Term Investment Grade Fund Investor Shares
Vanguard Mid-Cap Index Fund Investor Shares
Vanguard Morgan Growth Fund Investor Shares
Vanguard Prime Money Market Fund
Vanguard Selected Value Fund
Vanguard Short-Term Investment Grade Fund Investor Shares
Vanguard Small-Cap Index Fund Investor Shares
Vanguard Target Retirement 2005 Fund
Vanguard Target Retirement 2010 Fund
Vanguard Target Retirement 2015 Fund
Vanguard Target Retirement 2020 Fund
Vanguard Target Retirement 2025 Fund
Vanguard Target Retirement 2030 Fund
Vanguard Target Retirement 2035 Fund
Vanguard Target Retirement 2040 Fund
Vanguard Target Retirement 2045 Fund
Vanguard Target Retirement 2050 Fund
Vanguard Target Retirement Income Fund
Vanguard Total International Stock Index Fund
Vanguard Wellington Fund Investor Shares
Vanguard Windsor Fund Investor Shares
Vanguard Windsor II Fund Investor Shares
White Mountains ESOP Fund

B.             Summary of Accounting Policies

The following accounting policies, which conform to accounting principles generally accepted in the United States of America (“GAAP”), have been used consistently in the preparation of the Plan’s financial statements and notes to the financial statements.

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period.  Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Many factors are considered in arriving at fair market value.  In general, corporate bonds and U.S. government securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings. Shares of company stock, preferred stock and common stock are valued at quoted market prices. Convertible bonds are valued based on quoted market prices, analysis of listed markets and use of sensitivity analyses.  Registered investment companies are valued at the net asset value as reported by the fund at year-end.  Units of common/collective trust funds are valued at the net asset value of the fund, as reported by Vanguard, on the last business day of the year. Participant loans are recorded at cost plus accrued interest, which approximates fair value.

As described in Financial Accounting Standards Board (the “FASB”) Staff Position AAG INV-1 and SOP 94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans,” investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Statements of Net Assets Available for Benefits presents the fair value of the investment contracts, as well as the adjustment of the investment contracts from fair value to contract value. The Statements of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

For insurance contracts, fair value is the present value of the expected future cash flows of each contract.  Expected future cash flows are derived by Vanguard.  Fair value is determined using the published forward swap discount rate plus/minus an adjustment; the Ryan Guaranteed Investment Contract Yield Spread Adjustment (“Ryan Yield Adjustment”).  The Ryan Yield Adjustment is obtained by taking the difference between the published swap discount rate and the Ryan Index and this spread amount is then applied to the cash flows discount rate, the discounted cash flows are then summed, and the fair value of the contract is obtained.  The Ryan Index is published by Ryan Labs Inc. Asset Management and is the value of their index of GICs with three to five year maturities.

The fair value of the wrap contract for the synthetic investment contracts is determined using the cost approach, based on replacement cost information provided by the issuers.  Individual assets of the synthetic investment contracts are valued at representative quoted market prices or at net asset value of the underlying funds.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Purchases and sales are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

In accordance with the policy of stating investments at fair value, the Plan presents in the Statements of Changes in Net Assets Available for Benefits the net (depreciation) appreciation in the fair value of its investments, excluding insurance and investment contracts, which consists of the realized gains or losses and the unrealized (depreciation) appreciation on those investments.

Benefit Payments

Benefit payments are recorded when paid.

Risks and Uncertainties

The Plan provides various investment options in any combination of stocks, bonds, fixed income securities, registered investment companies, money market funds, and other investment securities.  Investment securities are exposed to various risks such as interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, and a level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current presentation.

Recently Adopted Accounting Pronouncements

On January 1, 2008, the Plan adopted FASB Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”).  SFAS 157 provides a revised definition of fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value information.  SFAS 157 applies to previous accounting pronouncements that require or permit fair value measurements.  See Note C for further information and related disclosures regarding the Plan’s fair value measurements.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

C.             Investments

The following presents the fair value of investments that represent 5 percent or more of the Plan’s net assets.

	As of December 31,
	2008	2007
Investments, at fair value
Vanguard 500 Index Fund Investor Shares	$22,382,908	$36,313,291
Vanguard Prime Money Market Fund	82,443,516	49,712,979
Vanguard Wellington Fund Investor Shares	22,252,403	31,590,944
Vanguard Windsor Fund Investor Shares (1)	15,968,119	32,170,130

(1) Greater than 5 percent of net assets as of December 31, 2007 but not as of December 31, 2008.

	For the Years Ended December 31,
	2008	2007
Net appreciation/(depreciation) in fair value of investments, by type
Cash & Cash Equivalents	$819	$8,386
Common Stock	(42,682,286)	10,290,575
Preferred Stock and Convertible Preferred Stock	(47,116)	112,804
OneBeacon Company Stock	(12,787,942)	(1,829,064)
White Mountains Stock	(11,674,020)	(910,942)
Corporate Bonds	(12,408,417)	995,942
Convertible Bonds	(3,717,527)	1,931,782
US Government Bonds	196	10,546
Registered Investment Companies	(83,263,441)	(4,547,882)
Net (depreciation)/appreciation in fair value of investments	$(166,579,734)	$6,062,147

Fair Value Measurements

As described above, the Plan adopted SFAS 157 on January 1, 2008.  SFAS 157 establishes a fair value hierarchy that distinguishes between assumptions based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (“unobservable inputs”). The fair value hierarchy in SFAS 157 prioritizes inputs within three levels. Quoted prices in active markets have the highest priority (“Level 1”) followed by observable inputs other than quoted prices (“Level 2”) and unobservable inputs having the lowest priority (“Level 3”). The three levels of the fair value hierarchy under SFAS 157 are as follows:

Level 1 — Valuation based on quoted prices in active markets for identical assets;

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Level 2 — Valuations based on observable inputs that do not meet the criteria for Level 1, including quoted prices in inactive markets and quoted prices in active markets for similar but not identical instruments; and

Level 3 — Valuations based on unobservable inputs.

The fair value measurements at December 31, 2008 and their related inputs are as follows:

	Fair value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Collective Trust	$26,052	$—	$26,052	$—
Stable Value Fund (1)	2,785,224	—	—	2,785,224
Common Stock	71,905,428	71,905,428	—	—
OneBeacon Company Stock	11,150,044	11,150,044	—	—
White Mountains Stock	11,777,772	11,777,772	—	—
Corporate Bonds	23,360,802	—	23,360,802	—
Convertible Bonds	37,447,528	—	37,447,528	—
Registered Investment Companies	242,301,244	242,301,244	—	—
Participant Loans	4,953,206	—	—	4,953,206
Total	$405,707,300	$337,134,488	$60,834,382	$7,738,430

(1) Although the amount reflected in the table represents the fair value of this investment, the contract value (the amount available for Plan benefits) was $2,792,341 as of December 31, 2008.

The changes in Level 3 fair value measurements for the year ended December 31, 2008 are as follows:

	Stable Value Fund	Participant Loans	Total
Balance at January 1, 2008	$30,671,754	$5,158,853	$35,830,607
Total net realized and unrealized gains (losses)	506,785	—	506,785
Purchases and sales, net	1,680,000	—	1,680,000
Issuances, repayments and settlements, net	(30,073,315)	(205,647)	(30,278,962)
Transfers in (out) of Level 3, net	—	—	—
Balance at December 31, 2008	$2,785,224	$4,953,206	$7,738,430

D.            Investment Contracts (OneBeacon Insurance Stable Value Fund)

The Plan had entered into fully benefit responsive investment contracts with Bank of America, Genworth Life and Annuity Insurance, Natixis, Massachusetts Mutual, Principal Financial Group, State Street Bank, MetLife Insurance Company of Connecticut and ING USA. As of December 31, 2008, only the two traditional GICs with Massachusetts Mutual and ING USA remained.  See Note G for further information.  The OneBeacon Insurance Stable Value Fund (“Stable Value Fund”) also invests in the Vanguard Prime Money Market

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Fund. The Stable Value Fund is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The contract issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan unless specifically denoted elsewhere in the contract, such as an early termination clause.

Synthetic GICs represent individual assets placed in a trust, with ownership by the Plan, which also contain a third party issued benefit responsive wrapper contract that guarantees that participant transactions are executed at contract value. The crediting rate is most impacted by the change in the annual effective yield to maturity of the underlying securities, but is also affected by the differential between the contract value and the market value of the covered investments. This difference is amortized over the duration of the covered investments. Depending on the change in duration from reset period to reset period, the magnitude of the impact to the crediting rate of the contract to market difference is heightened or lessened. The crediting rate can be adjusted periodically and is usually adjusted either monthly or quarterly, but in no event is the crediting rate less than zero percent.

Average Yields for GICs and Synthetic GICs	2008	2007
Based on actual earnings	2.37%	4.07%
Credited to participants	2.31%	4.01%

There are certain events which limit the ability of the Plan to transact at contract value with the contract issuer, and could potentially result in termination of the contract prior to contract maturity date. Such events include: amendments to the Plan document, changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions, bankruptcy of the Plan sponsor or other Plan sponsor event (divestitures, spin-offs of a subsidiary, etc.), which cause a significant withdrawal from the Plan, Plan termination, or failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan Administrator does not believe that the occurrence of any such value event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

The GIC does not permit the insurance company to terminate the agreement prior to the scheduled maturity date. However, the synthetic investment contracts generally impose conditions on both the Plan and the issuer. If an event of default occurs and is not cured, the non-defaulting party may terminate the contract. The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the Plan agreement. The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; has a decline in its long term credit rating below a threshold set forth in the contract; is acquired or reorganized and the successor issuer does not satisfy the investment or credit guidelines applicable to issuers. If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, withdrawing plans may experience losses if the value of the Plan’s assets no longer covered by the contract is below contract value.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

E.  Related Party Transactions

The Plan invests in shares of mutual funds managed by an affiliate of Vanguard. Vanguard acts as trustee for only those investments as defined by the Plan.  The Plan also has investments, which are managed by White Mountains Advisors LLC (“WM Advisors”), an affiliate of the Company. Prospector Partners, LLC (“Prospector”) continues to serve as a discretionary advisor to WM Advisors under a sub-advisory agreement.  Richard P. Howard, a portfolio manager of Prospector, is a director of OneBeacon.  Transactions in such investments qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules.  Participants’ loans also constitute party-in-interest transactions.

Management fees in the amount $742,534 and $746,002 were paid by the Company for the years ended December 31, 2008 and 2007, respectively, to WM Advisors that also qualify as party-in-interest transactions.

The Plan invests in the WTM Fund which is comprised of White Mountains common shares and small amounts of cash invested in the Vanguard Prime Money Market Fund.  The unit values of the WTM Fund are recorded and maintained by Vanguard.  During the years ended December 31, 2008 and 2007, the Plan purchased shares in the WTM Fund in the amount of $1,480,837 and $36,101,053, respectively; sold shares in the WTM Fund of $6,144,425 and $7,275,335, respectively; had dividend earnings of $201,840 and $346,739, respectively; and had net depreciation in the WTM Fund of $11,674,020 and $718,161, respectively. Dividends paid by the WTM Fund can be in the form of White Mountains common shares or cash. The total value of the Plan’s investment in the WTM Fund was $11,818,067 and $28,231,926, respectively, at December 31, 2008 and 2007.  Benefit payments from the WTM Fund amounted to $2,155,720 and $2,037,690, respectively, during the plan years ended December 31, 2008 and 2007.  Prior to the merger, the Plan invested in the White Mountains Stock Fund.  During the year ended December 31, 2007, the Plan purchased shares in the White Mountains Stock Fund in the amount of $426,437; sold shares of $13,387,056; had dividend earnings of $43,642; and had net depreciation of $192,781. The total value of the Plan’s investment in the White Mountains Stock Fund was $0 at December 31, 2007.  Benefit payments from the White Mountains Stock Fund amounted to $377,756 during the plan year ended December 31, 2007.

In connection with the IPO, the Plan began investing in the OB Fund which is comprised of OneBeacon common shares and small amounts of cash invested in the Vanguard Prime Money Market Fund. The unit values of the OB Fund are recorded and maintained by Vanguard. During the years ended December 31, 2008 and 2007, the Plan purchased shares in the OB Fund in the amount of $19,748,613 and $16,697,147, respectively; sold shares in the OB Fund of $8,166,824 and $3,325,933, respectively; had dividend earnings of $3,298,888 and $374,881, respectively; and had net depreciation in the OB Fund of $12,787,942 and $1,829,064, respectively. Dividends paid by the OB Fund can be in the form of OneBeacon common shares or cash. The total value of the Plan’s investment in the OB Fund was $11,150,144 and $12,256,323 at December 31, 2008 and 2007, respectively.  Benefit payments from the OB Fund amounted to $1,564,231 and $598,940 during the plan years ended December 31, 2008 and 2007.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

F.              Tax Status

The IRS has determined and informed the Company by a letter dated January 16, 2002, that the 401(k) Plan and related trust are designed in accordance with applicable sections of the IRC. The Plan has since been amended. However, management believes the Plan is designed and operates in accordance with the IRC; therefore, no provision for income taxes is required. Determination letters for both the 401(k) Plan and the ESOP Plan were filed with the IRS on December 27, 2006 with respect to the amendment of the 401(k) Plan and for initial determination for the ESOP Plan.  A favorable determination of the ESOP Plan was received effective February 11, 2009.  The Company is awaiting a response on the 401(k) Plan.

G.             Subsequent Events

The traditional GIC with ING USA expired as of April 9, 2009.  The traditional GIC with Massachusetts Mutual will expire as of June 30, 2009.  Effective July 1, 2009, the OneBeacon Stable Value Fund will be removed from the fund lineup and replaced with the Vanguard Retirement Savings Trust IV.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Schedule of Assets (Held at End of Year)

Form 5500, Schedule H, Part IV, Line 4i

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE

*	THE BOSTON COMPANY INC POOLED DAILY LIQUIDITY FUND	Collective Trust		26,052	26,052
					26,052

	ALCOA INC COM	Common Stock		35,400	398,604
	ANGLOGOLD ASHANTI LTD ADR NEW	Common Stock		23,500	651,185
	AUTOMATIC DATA PROCESSING INC	Common Stock		47,400	1,864,716
	BARRICK GOLD CORP	Common Stock		111,600	4,103,532
	BERKSHIRE HATHAWAY INC DEL B	Common Stock		648	2,082,672
	BLOCK H & R INC COM	Common Stock		102,900	2,337,888
	CALPINE CORP COM NEW	Common Stock		282,253	2,054,802
	CAPITOL FED FINL COM	Common Stock		2,000	91,200
	CHARTER FINL CORP WEST PT GA	Common Stock		29,600	245,680
	CHEMTURA CORP	Common Stock		168,000	235,200
	CIMAREX ENERGY CO	Common Stock		42,100	1,127,438
	CINCINNATI FINL CORP COM	Common Stock		23,100	671,517
	COCA COLA CO COM	Common Stock		15,700	710,739
	COCA COLA ENTERPRISES INC COM	Common Stock		63,600	765,108
	DISNEY WALT CO COM	Common Stock		12,880	292,247
	DOMTAR CORP COM	Common Stock		397,368	663,605
	DONEGAL GROUP INC CL A	Common Stock		10,000	167,700
	DU PONT E I DE NEMOURS & CO	Common Stock		145,400	3,678,620
	DYNEGY INC DEL CL A	Common Stock		27,000	54,000
	EL PASO CORP COM	Common Stock		45,500	356,265
	EL PASO ELEC CO COM NEW	Common Stock		22,546	407,857
	ENCORE ACQUISITION CO COM	Common Stock		19,100	487,432
	FORESTAR GROUP INC	Common Stock		54,100	515,032
	FORTUNE BRANDS INC COM	Common Stock		23,300	961,824
	GALLAGHER ARTHUR J & CO	Common Stock		18,200	471,562
	GOLD FIELDS LTD NEW SPON ADR	Common Stock		210,900	2,094,237
	GRAPHIC PACKAGING HLDG CO COM	Common Stock		135,000	153,900
	HESS CORP	Common Stock		23,308	1,250,241
	HEWLETT PACKARD CO COM	Common Stock		27,700	1,005,233
	HORSEHEAD HLDG CORP COM	Common Stock		6,700	31,490
	INVESTORS BANCORP INC	Common Stock		13,100	175,933
	LOEWS CORP COM	Common Stock		43,000	1,214,750
	LUBRIZOL CORP	Common Stock		6,900	251,091
	MARATHON OIL CORP	Common Stock		26,600	727,776
	MAX CAPITAL GROUP LTD	Common Stock		48,400	856,680
	MEADWESTVACO CORP	Common Stock		51,800	579,642

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Schedule of Assets (Held at End of Year)

Form 5500, Schedule H, Part IV, Line 4i

(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
MERCER INS GROUP INC	Common Stock		6,800	85,952
MEREDITH CORP COM	Common Stock		94,000	1,609,280
MIRANT CORP NEW	Common Stock		336,427	6,317,713
MIRANT CORP NEW WT SER B EXP	Common Stock		48,461	201,113
MMC ENERGY INC COM NEW	Common Stock		34,600	30,448
NEENAH PAPER INC	Common Stock		35,400	312,936
NEW YORK TIMES CO CL A	Common Stock		58,200	426,606
NEWMONT MINING CORP HOLDING CO	Common Stock		89,800	3,654,860
NEXEN INC COM	Common Stock		179,100	3,148,578
NORSK HYDRO A S SPONSORED ADR	Common Stock		51,700	205,259
NORTHGATE MINERALS CORP	Common Stock		158,600	131,638
NORTHWESTERN CORP	Common Stock		17,500	410,725
NV ENERGY INC COM	Common Stock		185,200	1,831,628
OPTI CANADA INC	Common Stock		267,800	390,474
PARKER DRILLING CO COM	Common Stock		71,200	206,480
PETRO-CANADA COM SHS COM	Common Stock		70,200	1,536,678
PFIZER INC COM STK	Common Stock		118,200	2,093,322
PLAINS EXPLORATION & PRODTN	Common Stock		29,098	676,238
PLATINUM UNDERWRITERS HLDGS	Common Stock		13,900	501,512
POST PPTYS INC COM	Common Stock		180,500	2,978,250
ROCKVILLE FINL INC	Common Stock		11,800	164,846
ROMA FINL CORP COM	Common Stock		7,000	88,130
STATE AUTO FINL CORP	Common Stock		64,200	1,929,852
SUPERVALU INC COM	Common Stock		23,196	338,662
TALISMAN ENERGY INC COM	Common Stock		40,500	404,595
THOMAS PPTYS GROUP INC	Common Stock		36,400	94,276
TIMBERWEST FST CORP STPLD UT 2	Common Stock		169,700	486,624
TOOTSIE ROLL INDS INC	Common Stock		67,755	1,735,206
TYCO INTERNATIONAL LTD BERMUDA	Common Stock		15,700	339,120
UNISOURCE ENERGY CORP COM	Common Stock		109,200	3,206,112
VITERRA INC	Common Stock		41,700	320,899
WALGREEN CO	Common Stock		30,700	757,369
WATERSTONE FINL INC COM	Common Stock		33,500	112,225
WILLIAMS CLAYTON ENERGY INC	Common Stock		3,400	154,496
XEROX CORP COM	Common Stock		161,346	1,285,928
				71,905,428

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Schedule of Assets (Held at End of Year)

Form 5500, Schedule H, Part IV, Line 4i

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
*	ONEBEACON COMPANY COMMON STOCK	Company Stock		1,061,746	11,150,044
*	WHITE MOUNTAINS COMMON STOCK	Company Stock		44,192	11,777,772
					22,927,816

	3M EMPLOYEE STK OWNERSHIP 144A	Corporate Bond 5.620% 07/15/2009		114,947	115,088
	AMERICAN GEN FIN MTN #TR00379	Corporate Bond 5.375% 10/01/2012		2,000,000	832,842
	BAC CAP TR XIV PFD HYBRID NT	Corporate Bond VAR RT 12/31/2049 DD 03/01/76		2,000,000	801,312
	CARGILL INC BD 144A	Corporate Bond 5.600% 09/15/2012		2,000,000	1,883,258
	CHASE ISSUANCE TR 08-9 CL A	Corporate Bond 4.260% 05/15/2013		1,000,000	935,173
	DU PONT EI DE NEMOURS & CO NT	Corporate Bond 6.875% 10/15/2009		1,000,000	1,024,747
	GENERAL ELEC CAP MTN #TR00763	Corporate Bond 5.250% 10/27/2009 DD 10/27/06		3,000,000	3,050,511
	GLAXOSMITHKLINE CAP INC GTD NT	Corporate Bond 4.850% 05/15/2013		1,000,000	1,003,057
	INTERNATIONAL LEASE FIN SR NT	Corporate Bond 5.000% 09/15/2012 DD 09/22/05		1,500,000	1,033,662
	KELLOG CO SR NT	Corporate Bond 5.125% 12/03/2012		1,000,000	999,662
	PACIFIC GAS & ELEC CO 1ST MTG	Corporate Bond 4.200% 03/01/2011		1,500,000	1,481,810
	RYDER SYS INC MEDIUM TERM NTS	Corporate Bond 5.850% 11/01/2016 DD 11/01/06		1,000,000	769,595
	RYDER SYS INC MTN #TR002000	Corporate Bond 5.000% 06/15/2012		1,000,000	812,745
	TATE & LYLE FIN PLC 144A	Corporate Bond 6.125% 06/15/2011 DD 06/28/06		2,000,000	1,895,120
	TEXTRON FINL CORP NT	Corporate Bond 6.000% 11/20/2009		2,000,000	1,868,070
	THOMSON REUTERS CORP GTD NT	Corporate Bond 5.950% 07/15/2013		1,000,000	931,028
	UAL CORP ORD SETTLEMENT BD	Corporate Bond 5.000% 02/01/2021		1,250,000	612,500
	VALSPAR CORP SR NT	Corporate Bond 5.625% 05/01/2012		1,000,000	923,186
	WACHOVIA CAP TR III FIXED FLTG	Corporate Bond VAR RT 03/15/2042 DD 02/01/06		1,500,000	885,000
	WALGREEN CO NT	Corporate Bond 4.875% 08/01/2013		1,000,000	1,029,862

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Schedule of Assets (Held at End of Year)

Form 5500, Schedule H, Part IV, Line 4i

(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
WELLPOINT INC NT	Corporate Bond 5.000% 01/15/2011		500,000	472,574
				23,360,802

AMGEN INC SR NTS CONV	Convertible Bond 0.125% 02/01/2011 DD 08/01/06		4,500,000	4,325,625
AMR CORP DEL SR NT CONV	Convertible Bond 4.500% 02/15/2024 DD 02/13/04		1,175,000	1,139,750
ANGLOGOLD ASHANTI LTD REGS	Convertible Bond 2.375% 02/27/2009 USD1000		4,290,000	4,212,780
ARCHER DANIELS MIDLAND CO SR	Convertible Bond 0.875% 02/15/2014 DD 02/22/07		3,450,000	3,363,750
CARNIVAL CORP GTD SR DEB CONV	Convertible Bond VAR RT 04/29/2033 DD 04/29/03		2,125,000	1,322,813
CENTURY ALUM CO SR NT CONV	Convertible Bond 1.750% 08/01/2024 DD 02/01/05		750,000	396,563
CMS ENERGY CORP SR NT CONV	Convertible Bond 2.875% 12/01/2024 DD 12/13/04		2,325,000	2,014,031
CONSECO INC DEB CONV	Convertible Bond STEP 09/30/2035 DD 08/15/05		1,500,000	723,750
DUKE RLTY LTD PARTNERSHIP	Convertible Bond 3.750% 12/01/2011 DD 11/22/06		275,000	156,750
EASTMAN KODAC CO SR NT CVT	Convertible Bond 3.375% 10/15/2033 DD 10/10/03		3,900,000	3,144,375
EL PASO ENERGY CAP TRI CVT PFD	Convertible Bond TR SECS 4.750%		4,600	117,588
EMC CORP SR NT CNV	Convertible Bond 1.750% 12/01/2011 DD 11/17/06		500,000	488,125
ERP OPERATING LP	Convertible Bond 3.850% 08/15/2026 DD 08/23/06		2,825,000	2,366,277
JETBLUE AWYS CORP DEB CONV	Convertible Bond 3.750% 03/15/2035 DD 03/16/05		625,000	481,250
MEDTRONIC INC SR NT CONV	Convertible Bond 1.500% 04/15/2011 DD 04/18/06		2,350,000	2,185,500
MEDTRONIC INC SR NT CONV 144A	Convertible Bond 1.500% 04/15/2011 DD 04/18/06		1,600,000	1,488,000
MILLIPORE CORP SR NT CONV	Convertible Bond 3.750% 06/01/2026 DD 06/13/06		1,200,000	1,047,000
NEWMONT MNG CORP SR NT CONV	Convertible Bond 1.250% 07/15/2014 DD 07/17/07		1,075,000	1,150,250
NOVAGOLD RESOURCES INC CONV	Convertible Bond 5.500% 05/01/2015 DD 03/26/08		450,000	119,250
UNISOURCE ENERGY CORP SR CONV	Convertible Bond 4.500% 03/01/2035 DD 09/01/05		2,225,000	2,016,406
US BANCORP DEL SR DEB CONV	Convertible Bond VAR RT 02/06/2037 DD 02/06/07		1,450,000	1,421,000
USF&G CORP SUB CVT NT	Convertible Bond ZEROCPN 03/03/2009 DD 03/03/94		1,100,000	1,084,875

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Schedule of Assets (Held at End of Year)

Form 5500, Schedule H, Part IV, Line 4i

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
	WYETH SR DEB CONV	Convertible Bond VAR RT 01/15/2024 DD 12/16/03		2,600,000	2,575,820
	YELLOW ROADWAY CORP CONTINGENT	Convertible Bond 3.375% 11/25/2023 DD 11/25/04		400,000	106,000
					37,447,528

OneBeacon Insurance Group Stable Value Fund - Insurance and Investment Contracts
	ING USA IUS0365	Traditional GIC 4.839% 04/09/2009			1,725,125

	MASSACHUSETTS MUTUAL 35121	Traditional GIC 4.310% 06/30/2009			1,067,216
					2,792,341

*	Baron Asset Fund	Registered Investment Company		10,710	381,582
*	Dreyfus Govt Cash Mgmt Fund	Registered Investment Company		3,503,905	3,503,905
*	Vanguard 500 Index Fund Investor Shares	Registered Investment Company		269,381	22,382,908
*	Vanguard High-Yield Corporate Fund Investor Shares	Registered Investment Company		709,062	3,027,693
*	Vanguard International Growth Fund Investor Shares	Registered Investment Company		634,881	7,745,547
*	Vanguard International Value Fund	Registered Investment Company		48,028	1,125,292
*	Vanguard Long-Term Investment Grade Fund Investor Shares	Registered Investment Company		1,715,549	14,959,587
*	Vanguard Mid-Cap Index Fund Investor Shares	Registered Investment Company		679,164	8,014,140
*	Vanguard Morgan Growth Fund Investor Shares	Registered Investment Company		288,849	3,263,995
*	Vanguard Prime Money Market Fund	Registered Investment Company		82,443,516	82,443,516
*	Vanguard Selected Value Fund	Registered Investment Company		523,431	6,218,357
*	Vanguard Short-Term Investment Grade Fund Investor Shares	Registered Investment Company		636,402	6,154,009
*	Vanguard Small-Cap Index Fund Investor Shares	Registered Investment Company		424,308	8,655,892
*	Vanguard Target Retirement 2005 Fund	Registered Investment Company		26,233	254,194
*	Vanguard Target Retirement 2010 Fund	Registered Investment Company		104,692	1,843,623
*	Vanguard Target Retirement 2015 Fund	Registered Investment Company		335,748	3,206,393
*	Vanguard Target Retirement 2020 Fund	Registered Investment Company		153,653	2,546,037
*	Vanguard Target Retirement 2025 Fund	Registered Investment Company		202,334	1,875,638
*	Vanguard Target Retirement 2030 Fund	Registered Investment Company		123,092	1,912,844
*	Vanguard Target Retirement 2035 Fund	Registered Investment Company		150,556	1,392,642
*	Vanguard Target Retirement 2040 Fund	Registered Investment Company		33,154	501,619
*	Vanguard Target Retirement 2045 Fund	Registered Investment Company		46,625	446,203
*	Vanguard Target Retirement 2050 Fund	Registered Investment Company		7,137	108,339
*	Vanguard Target Retirement Income Fund	Registered Investment Company		103,679	987,028

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Schedule of Assets (Held at End of Year)

Form 5500, Schedule H, Part IV, Line 4i

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
*	Vanguard Total International Stock Index Fund	Registered Investment Company		1,102,195	11,892,687
*	Vanguard Wellington Fund Investor Shares	Registered Investment Company		910,864	22,252,403
*	Vanguard Windsor Fund Investor Shares	Registered Investment Company		1,770,301	15,968,119
*	Vanguard Windsor II Fund Investor Shares	Registered Investment Company		483,362	9,237,052
					242,301,244

*	PARTICIPANT LOANS	Participant Loans 4.00% - 11.70%			4,953,206
					4,953,206

	Total Investments				$405,714,417

*      Denotes party-in-interest.

**    Cost is omitted for participant-directed investments.